Exhibit 99.1

N E W S     R E L E A S E

Contact:	John A. Maurer
Vice President,
Treasurer and Investor Relations
Foot Locker, Inc.
(212) 720-4092

FOOT LOCKER, INC. REPORTS 2014 FOURTH QUARTER AND FULL YEAR RESULTS

•	Fourth Quarter Net Income of $1.01 Per Share, 25 Percent Above Last Year
•	Comparable-Store Sales Increased 10.2 Percent in Fourth Quarter
•	Annual Sales and Profit Highest Ever As Athletic Company
•	Fifth Consecutive Year With Double-Digit Earnings Per Share Increase

NEW YORK, NY, March 6, 2015 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter and full year ended January 31, 2015.

Fourth Quarter Results

The Company reported net income of $146 million for the 13 weeks ended January 31, 2015. This equates to earnings of $1.01 per share, an increase of 25 percent over earnings per share of $0.81 for the 13-week period ended February 1, 2014.

Fourth quarter comparable-store sales increased 10.2 percent. Total fourth quarter sales increased 6.7 percent, to $1,911 million this year, compared with sales of $1,791 million in 2013. Excluding the effect of foreign currency fluctuations, total sales for the fourth quarter increased 10.1 percent.

During the fourth quarter, the Company realized a gain from the sale of a property and wrote down a trademark. On a non-GAAP basis, excluding these one-time events, the Company earned $1.00 per share, a 22 percent increase over the comparable 13-week non-GAAP earnings per share of $0.82 in 2013. A reconciliation of GAAP to non-GAAP results is included in the tables below.

Fiscal Year Results

For fiscal year 2014, the Company reported net income of $520 million, or $3.56 per share, compared to net income of $429 million, or $2.85 per share, in 2013. On a non-GAAP basis, earnings were $3.58 per share in 2014, an increase of 25 percent over the $2.87 per share earned on a comparable basis in 2013. In 2014 the Company generated its fifth consecutive double-digit percentage increase in annual earnings per share and its fourth consecutive year of record earnings as Foot Locker, Inc.

Total sales increased 9.9 percent in 2014 to $7,151 million, the highest level of sales ever recorded by the Company as Foot Locker, Inc., compared with sales of $6,505 million last year. Comparable-store sales increased 8 percent in 2014.

“We remain intently focused on executing our key strategies,” said Richard Johnson, President and Chief Executive Officer. “Along with elevating the level of investments in our stores, digital capabilities, support facilities, and --- most importantly --- our people, that focus has enabled us to develop into a high-performance company that has reached record heights of financial and operational success. In fact, we have approached or surpassed many of the goals in our most recent set of long-term objectives, and I am very proud of the entire team at Foot Locker, Inc. for this excellent accomplishment.”

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

“Looking ahead,” Mr. Johnson continued, “we intend to stay focused on our strategic priorities and seize opportunities to raise the bar again and achieve our next set of financial milestones, the details of which we look forward to sharing on March 16th at our New York headquarters.”

“Our strong top-line performance was accompanied by continued discipline in managing expenses,” added Lauren Peters, Executive Vice President and Chief Financial Officer. “As a result, we set many new records for our Company in 2014, including increasing our gross margin rate to 33.2 percent of sales and improving our annual SG&A expense rate to below 20 percent for the first time.”

“Our EBIT margin increased to 11.4 percent of sales and net income margin improved to 7.3 percent, both surpassing our long-term goals,” continued Ms. Peters. “Return on invested capital improved further to 15 percent, our sales per gross square foot posted a solid increase to $490, and inventory turns also improved significantly.”

Financial Position

The Company’s merchandise inventory at January 31, 2015 was $1,250 million, which was $30 million, or 2.5 percent, higher than at the end of last year.

At year-end 2014, the Company’s cash and cash equivalents totaled $967 million, while the debt on its balance sheet was $134 million. During the fourth quarter of 2014, the Company repurchased 2.34 million shares of its common stock for $131 million. For the full year, the Company repurchased 5.9 million shares for $305 million.

“As previously announced in February, our Board of Directors approved a new $1 billion share repurchase program,” said Mr. Johnson, “with the previous $600 million program having been substantially completed. Our strong financial position also enabled the Board to authorize another double-digit percentage increase in our quarterly dividend, to 25 cents per share, and approve a $220 million capital expenditure program for 2015.”

Store Base Update

The Company opened 86 new stores, remodeled/relocated 319 stores, and closed 136 stores during fiscal 2014. As of January 31, 2015, the Company operated 3,423 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 51 franchised Foot Locker stores were operating in the Middle East and South Korea, as well as 27 franchised Runners Point and Sidestep stores in Germany and Switzerland.

The Company is hosting a live conference call at 9:00 a.m. (EST) today to discuss these results and provide its initial outlook for 2015, comment on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live by dialing 888-771-4371 (U.S. and Canada) or 847-585-4405 (International) using the passcode 38946260, or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 888-843-7419 with the passcode 38946260, through March 27, 2015. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution.

For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2013 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended January 31, 2015 and February 1, 2014

(In millions, except per share amounts)

	Fourth Quarter 2014	Fourth Quarter 2013	Full Year 2014	Full Year 2013
Sales	$1, 911	$1,791	$7,151	$6,505

Cost of sales	1,282	1,209	4,777	4,372
SG&A	375	365	1,426	1,334
Depreciation and amortization	33	36	139	133
Impairment and other charges	1	-	4	2
Interest expense, net	2	1	5	5
Other income	(6)	(1)	(9)	(4)
	1,687	1,610	6,342	5,842

Income before taxes	$224	$181	$809	$663
Income tax expense	78	60	289	234
Net income	$146	$121	$520	$429

Diluted EPS	$1.01	$0.81	$3.56	$2.85

Weighted-average diluted shares outstanding	144.3	148.4	146.0	150.5

	Fourth Quarter 2014	Fourth Quarter 2013	Full Year 2014	Full Year 2013

Non-GAAP Results, After Tax

RPG acquisition costs (1)		$1	$2	$5

Impairment and other charges (2)	$1		3	1

Gain on property sale (3)	(3)		(3)

Tax items (4)				(3)

Non-GAAP net income	$144	$122	$522	$432

Non-GAAP diluted EPS	$1.00	$0.82	$3.58	$2.87

Footnote to explain adjustments

(1)	Integration and transaction costs associated with the acquisition and integration of Runners Point Group.
(2)	For the fourth quarter of 2014, includes the write-down of a trademark. For the full year 2014, also includes the impairment of certain other trademarks. For 2013, includes store closing costs related to CCS.
(3)	Gain on sale of a property.
(4)	The Company recorded a tax benefit of $3 million, or $0.02 per diluted share, related to the conclusion of a foreign tax audit that resulted in a reduction of tax reserves established in prior periods.

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	January 31, 2015	February 1, 2014
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$967	$867
Merchandise inventories	1,250	1,220
Other current assets	239	263
	2,456	2,350

Property and equipment, net	620	590
Deferred tax assets	221	241
Other assets	280	306
	$3,577	$3,487

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$301	$263
Accrued and other liabilities	393	360
Current portion of capital lease obligations	2	3
	696	626

Long-term debt and obligations under capital leases	132	136
Other liabilities	253	229
SHAREHOLDERS’ EQUITY	2,496	2,496
	$3,577	$3,487

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FOOT LOCKER, INC.

Store and Square Footage

(unaudited)

Store activity is as follows:

	February 1, 2014	Opened	Closed	January 31, 2015	Relocations /Remodels
Foot Locker US	1,044	11	40	1,015	94
Foot Locker Europe	604	13	14	603	40
Foot Locker Canada	128	-	2	126	31
Foot Locker Asia Pacific	92	3	4	91	4
Lady Foot Locker/SIX:02	257	8	52	213	51
Kids Foot Locker	336	28	7	357	25
Footaction	277	2	7	272	20
Champs Sports	542	11	6	547	50
Runners Point	115	5	4	116	4
Sidestep	78	5	-	83	-
Total	3,473	86	136	3,423	319

Selling and gross square footage are as follows:

	February 1, 2014		January 31, 2015
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,492	4,301	2,494	4,298
Foot Locker Europe	836	1,815	846	1,839
Foot Locker Canada	270	423	270	422
Foot Locker Asia Pacific	126	205	125	204
Lady Foot Locker/SIX:02	351	592	299	501
Kids Foot Locker	477	830	529	912
Footaction	811	1,287	789	1,258
Champs Sports	1,894	2,886	1,913	2,927
Runners Point	143	245	143	244
Sidestep	71	121	75	129
Total	7,471	12,705	7,483	12,734

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